Exhibit 4.12

AMENDED AND RESTATED FIRST REFUSAL AND CO-SALE AGREEMENT

This AMENDED AND RESTATED FIRST REFUSAL AND CO-SALE AGREEMENT (the “Agreement”) is entered into as of the 19th day of December, 2006 by and among Longtop Financial Technologies Limited, an International Business Company under the laws of the British Virgin Islands (the “Company”), and the holders of Ordinary Shares of the Company listed on the Schedule of Ordinary Shareholders attached as Exhibit A hereto (each a “Ordinary Shareholder” and together the “Ordinary Shareholders”) and the investors listed on the Schedule of Investors attached as Exhibit B hereto, each of which is herein referred to as an “Investor.

W I T N E S S E T H :

WHEREAS, the Company and certain of the Investors are parties to the Series B Preferred Share Purchase Agreement of even date herewith (the “Series B Agreement”), pursuant to which the Investors are purchasing shares of the Company’s Series B Preferred Shares (the “Series B Preferred Shares” and, collectively with the Company’s Series A Preferred Shares, the “Preferred Shares”);

WHEREAS, the Company, the Ordinary Shareholders and certain of the Investors (the “Existing Investors”) are parties to that certain First Refusal and Co-Sale Agreement, dated as of June 13, 2006 (the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company, Ordinary Shareholders holding a majority of the Ordinary Shares of the Company then held by the Ordinary Shareholders who are then employed by the Company and the Holders (as such term is defined in the Prior Agreement) holding a majority of the Ordinary Shares issuable or issued upon conversion of the Preferred Shares (as such term is defined in the Prior Agreement).

WHEREAS, the Company, Ordinary Shareholders holding a majority of the Ordinary Shares of the Company then held by the Ordinary Shareholders who are then employed by the Company and the Holders (as such term is defined in the Prior Agreement) holding a majority of the Ordinary Shares issuable or issued upon conversion of the Preferred Shares (as such term is defined in the Prior Agreement) desire to amend and restate the Prior Agreement; and

WHEREAS, the Company, the Ordinary Shareholders and the Existing Investors wish to provide further inducement to the Investors to purchase the Series B Preferred Shares by amending and restating the Prior Agreement to include the Investors and to amend and restate the rights and obligations set forth therein, in each case as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

(a) Delivery. For purposes of this Agreement, the term “Delivery” shall have the meaning set forth in Section 6 below.

(b) Equity Securities. For purposes of this Agreement, the term “Equity Securities” shall mean any securities now or hereafter owned or held by an Ordinary Shareholder (or a transferee in accordance with Section 2.4 herein) having voting rights in the election of the Board of Directors of the Company, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing.

(c) Holders. For purposes of this Agreement, the term “Holders” shall mean the Investors or persons who have acquired shares from any of such persons or their transferees or assignees in accordance with the provisions of this Agreement, provided, as to any Holder, such Holder holds, together with its affiliates, Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) representing 1% or more of the Company’s outstanding Ordinary Shares, including for this purpose any Ordinary Shares issuable pursuant to then exercisable or convertible securities.

(d) Initial Public Offering. For purposes of this Agreement, the term “Initial Public Offering” shall mean the Company’s first firm commitment underwritten public offering of its Ordinary Shares (including American Depositary Receipts representing such shares) registered under the United States Securities Act of 1933, as amended, where the shares are subsequently traded primarily on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another comparable exchange or marketplace approved by the Board of Directors of the Company.

(e) Ordinary Shares. For purposes of this Agreement, the term “Ordinary Shares” shall mean the Company’s Ordinary Shares, par value US$0.01 per share.

(f) Parties. For purposes of this Agreement, the term “Parties” shall mean the Company, the Investors and the Ordinary Shareholders.

(g) Qualified Public Offering. For purposes of this Agreement, the term “Qualified Public Offering” shall mean the Company’s sale of its Ordinary Shares in a firm commitment underwritten public offering where the shares are subsequently traded on the Stock Exchange of Singapore, the Hong Kong Stock Exchange, the London Stock Exchange, one of the five largest exchanges in the European Union (as calculated by trading volume) or on any other exchange that is approved by Tiger, resulting in gross cash proceeds to the Company (before underwriting discounts, commissions and fees) of at least US$30,000,000.

(h) Tiger. For purposes of this Agreement, the term “Tiger” shall mean Tiger Global Private Investment Partners III, L.P., Tiger Global Private Investment Partners IV, L.P. and their affiliates.

(i) Transfer. For purposes of this Agreement, the term “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any of the Equity Securities.

2. Agreements Among the Company, the Investors and the Ordinary Shareholders.

2.1 Rights of Refusal.

(a) Transfer Notice. If at any time prior to the consummation of an Initial Public Offering or Qualified Public Offering, whichever occurs first, any Ordinary Shareholder proposes to Transfer Equity Securities (a “Selling Shareholder”), then the Selling Shareholder shall promptly give the Company and each Holder written notice of the Selling Shareholder’s intention to make the Transfer (the “Transfer Notice”). The Transfer Notice shall include (i) a description of the Equity Securities to be transferred (“Offered Shares”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Shareholder in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. In the event that the transfer is being made pursuant to the provisions of Section 2.4, the Transfer Notice shall state under which specific subsection the Transfer is being made.

(b) Company’s Right of First Refusal. The Company shall have an option for a period of five (5) business days from Delivery of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying the Selling Shareholder in writing before expiration of such five (5) business day period as to the number of such shares that it wishes to purchase. If the Company gives the Selling Shareholder notice that it desires to purchase such shares, then payment for the Offered Shares to be purchased shall be made by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the Company and the Selling Shareholder and at the time of the scheduled closing therefor, which shall be no later than the latest of (i) thirty (30) business days after Delivery to the Company of the Transfer Notice, (ii) the closing date contemplated in the Transfer Notice and (iii) the date on which the value of the purchase price is established pursuant to Section 2.1(e)(ii). If the Company fails to purchase any or all of the Offered Shares by exercising the option granted in this Section 2.1(b) within the period provided, the remaining Offered Shares shall be subject to the options granted to the Holders pursuant to subsection 2.1(d).

(c) Additional Transfer Notice. To the extent that the Company has an option as set forth in Section 2.1(b) in respect of any proposed transfer, then, within three (3) business days after the Company has declined to purchase all, or a portion, of the Offered Shares or the Company’s option to so purchase the Offered Shares has expired, the Selling Shareholder shall give each

Holder an “Additional Transfer Notice” that shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Offered Shares that the Company has declined to purchase (the “Remaining Shares”) and briefly describe the Holders’ rights of first refusal and co-sale rights with respect to the proposed Transfer.

(d) Holder’s Right of First Refusal. (i) Each Holder shall have an option for a period of five (5) business days from the Delivery of the Additional Transfer Notice from the Selling Shareholder set forth in Section 2.1(c) to elect to purchase its respective pro rata share of the Remaining Shares at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice (the “Holder’s Right of First Refusal”). Each Holder may exercise such purchase option and purchase all or any portion of his, her or its pro rata share of the Remaining Shares (a “Participating Holder” for the purposes of Section 2.1(d) and 2.1(e)), by notifying the Selling Shareholder and the Company in writing, before expiration of the five (5) business day period as to the number of such shares that it wishes to purchase (the “Participating Holder Notice”). Each Holder’s pro rata share of the Remaining Shares shall be a fraction of the Remaining Shares, the numerator of which shall be the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) owned by such Holder on the date of the Transfer Notice and denominator of which shall be the total number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) held by all the Holders on the date of the Transfer Notice.

(ii) In the event any Holder elects not to purchase its pro rata share of the Remaining Shares available pursuant to its option under subsection 2.1(d)(i) within the time period set forth therein, then the Selling Shareholder shall promptly, but in any event within two (2) business days, give written notice (the “Overallotment Notice”) to each Participating Holder that has elected to purchase all of its pro rata share of the Remaining Shares (each a “Fully Participating Holder”), which notice shall set forth the number of Remaining Shares not purchased by the other Holders, and shall offer the Fully Participating Holders the right to acquire the unsubscribed shares. Each Fully Participating Holder shall have three (3) business days after Delivery of the Overallotment Notice to deliver a written notice to the Selling Shareholder (the “Participating Holders Overallotment Notice”) of its election to purchase its pro rata share of the unsubscribed shares on the same terms and conditions as set forth in the Additional Transfer Notice and indicating the maximum number of the unsubscribed shares that it will purchase in the event that any other Fully Participating Holder elects not to purchase its pro rata share of the unsubscribed shares. For purposes of this Section 2.1(d)(ii) each Fully Participating Holder’s pro rata share of the unsubscribed shares shall be a fraction, the numerator of which shall be the same as that used in Section 2.1(d)(i) above and the denominator of which shall be the total number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) owned by all Fully Participating Holders on the date of the Transfer Notice. For purposes of subsections 2(d)(i) and (ii), each Participating Holder shall be entitled to apportion Remaining Shares to be purchased among its partners and affiliates (including in the case of a venture capital fund other venture capital funds affiliated with such fund), provided that such Participating Holder notifies the Selling Shareholder of such allocation.

(e) Payment. (i) The Participating Holders shall effect the purchase of the Remaining Shares with payment by check or wire transfer, against delivery of the Remaining Shares to be purchased at a place agreed upon between the Parties and at the time of the scheduled closing therefor, which shall be no later than the latest to occur of (A) thirty (30) business days after Delivery to the

Company of the Transfer Notice, (B) the closing date contemplated in the Transfer Notice and (C) the date on which the value of the purchase price has been established pursuant to subsection 2.1(e)(ii).

(ii) Should the purchase price specified in the Transfer Notice or Additional Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company (and the Participating Holders) shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property. If the Selling Shareholder and the Company (or the Participating Holders) cannot agree on such cash value within five (5) business days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Holders), the valuation shall be made by an appraiser of recognized standing selected by the Selling Shareholder and the Company (or the Participating Holders) or, if they cannot agree on an appraiser within ten (10) business days after Delivery to the Company of the Transfer Notice (or the Delivery of the Additional Transfer Notice to the Holders), each shall select an appraiser of recognized standing and those appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be shared equally by the Selling Shareholder and the Company (and the Participating Holders), with half of the cost borne by the Company and the Participating Holders pro rata by each, based on the number of shares such Parties have expressed an interest in purchasing pursuant to this Section 2. If the time for the closing of the Company’s purchase or the Participating Holders’ purchase has expired but the determination of the value of the purchase price offered by the prospective transferee(s) has not been finalized, then such closing shall be held on or prior to the fifth business day after such valuation shall have been made pursuant to this subsection.

2.2 Right of Co-Sale.

(a) To the extent the Company and the Holders do not exercise their respective rights of refusal as to all of the Offered Shares pursuant to Section 2.1, each Holder that has not exercised its Right of First Refusal (a “Co-Sale Participant” for purposes of this Section 2.2) that notifies the Selling Shareholder in writing within fifteen (15) business days after Delivery of the Additional Transfer Notice referred to in Section 2.1(c), shall have the right to participate in such sale of Offered Shares on the same terms and conditions as specified in the Additional Transfer Notice referred to in Section 2.1(c). Such Co-Sale Participant’s notice to the Selling Shareholder shall indicate the number of shares of Equity Securities that the Co-Sale Participant wishes to sell under his, her or its right to participate. To the extent one or more of the Co-Sale Participants exercise such right of participation in accordance with the terms and conditions set forth below, the number of Offered Shares that the Selling Shareholder may sell in the Transfer shall be correspondingly reduced.

(b) Each Co-Sale Participant may sell all or any part of that number of shares of Equity Securities equal to the product obtained by multiplying (i) the aggregate number of Offered Shares covered by the Additional Transfer Notice that have not been subscribed for pursuant to Section 2.1 by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) owned by the Co-Sale Participant on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (including Ordinary Shares issuable upon conversion of

Preferred Shares) owned by the Selling Shareholder and all of the Co-Sale Participants on the date of the Additional Transfer Notice referred to in Section 2.1(c).

(c) Each Co-Sale Participant shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) the type and number of shares of Equity Securities that such Co-Sale Participant elects to sell; or

(ii) that number of shares of Equity Securities that are at such time convertible into the number of Ordinary Shares that such Co-Sale Participant elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of shares of such Equity Securities in lieu of Ordinary Shares, such Co-Sale Participant shall convert such shares of such Equity Securities of the Company into Ordinary Shares and deliver Ordinary Shares as provided in this Section 2.2. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d) The share certificate or certificates that the Co-Sale Participant delivers to the Selling Shareholder pursuant to Section 2.2(c) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Additional Transfer Notice referred to in Section 2.1(c), and the Selling Shareholder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-Sale Participant exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Offered Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Co-Sale Participant for the same consideration and on the same terms and conditions as the proposed transfer described in the Additional Transfer Notice referred to in Section 2.1(c).

2.3 Non-Exercise of Rights. To the extent that the Parties have not exercised their rights of first refusal and co-sale within the applicable time periods, such Selling Shareholder shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Shares upon terms and conditions no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire such Offered Shares free and clear of subsequent rights of first refusal and co-sale rights under this Agreement. In the event such Selling Shareholder does not consummate the sale or disposition of the Offered Shares within the applicable time period from the expiration of these rights, the first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights under this Section 2 shall not adversely affect the Parties’ rights to make subsequent purchases or sales hereunder.

2.4 Limitations to Rights of Refusal and Co-Sale. Notwithstanding the provisions of Sections 2.1 and 2.2 of this Agreement, the first refusal and co-sale rights shall not apply to (a) the Transfer of Equity Securities to any spouse or member of Ordinary Shareholder’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Ordinary Shareholder’s spouse or members of the Ordinary Shareholder’s immediate family, or to a trust for the Ordinary Shareholder’s own self, or a charitable remainder trust, (b) any offer or sale of Equity Securities to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended, or other applicable laws and regulations in the relevant jurisdictions for such public offering, (c) any Transfer of Equity Securities by an Ordinary Shareholder that is an entity to the current or former shareholders, partners or members which own a majority of the voting securities of such entity, (d) any Transfer of Equity Securities by an Ordinary Shareholder to another Ordinary Shareholder or (e) any pledge or other grant of a security interest in Equity Securities pursuant to a bona fide loan or borrowing transaction with a commercial bank, finance company or other institutional lender; provided, however, that in the event of any transfer made pursuant to one of the exemptions provided by clause(s) (a), (b), (c), (d) or (e), (i) the Ordinary Shareholder shall inform the Investors of such Transfer prior to effecting it and (ii) in the event of any Transfer made pursuant to clauses (a), (c) or (e) only, each such transferee or assignee, prior to the completion of the Transfer, shall have executed documents assuming the obligations of the Ordinary Shareholders under this Agreement with respect to the transferred Equity Securities. Such transferred Equity Securities shall remain “Equity Securities” hereunder, and such pledgee, transferee or donee shall be treated as an “Ordinary Shareholder” for purposes of this Agreement.

2.5 Prohibited Transfers.

(a) Except as otherwise provided in this Agreement, each Ordinary Shareholder will not sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of in any way, all or any part of any interest in the Equity Securities. Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

(b) In the event an Ordinary Shareholder should sell any Equity Securities in contravention of the co-sale rights of the Holders under Section 2.2 (a “Prohibited Transfer”), the Holders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below under subsection (c), and such Ordinary Shareholder shall be bound by the applicable provisions of such option.

(c) In the event of a Prohibited Transfer, each Holder shall have the right to sell to such Ordinary Shareholder the type and number of shares of Equity Securities equal to the number of shares each Holder would have been entitled to transfer to the third-party transferee(s) under Section 2.2 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i) The price per share at which the shares are to be sold to the Ordinary Shareholder shall be equal to the price per share paid by the third-party transferee(s) to the Ordinary Shareholder in the Prohibited Transfer. The Ordinary Shareholder shall also reimburse each Holder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Holder’s rights under Section 2.2.

(ii) Within sixty (60) days after the later of the date on which the Holder (A) receives notice of the Prohibited Transfer or (B) otherwise becomes aware of the Prohibited Transfer, each Holder shall, if exercising the option created hereby, deliver to the Ordinary Shareholder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

(iii) The Ordinary Shareholder shall, upon receipt of the certificate or certificates for the shares to be sold by a Holder pursuant to this Section 2.5, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 2.5(c)(i), in cash or by other means acceptable to the Holder.

3. Assignments and Transfers; No Third-Party Beneficiaries. This Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of the Holders hereunder are only assignable (i) to any other Holder, (ii) to a partner or affiliate of such Holder or (iii) to an assignee or transferee who acquires all of the Equity Securities held by a particular Holder, provided, such assignee or transferee holds, together with its affiliates, Ordinary Shares (including Ordinary Shares issuable upon conversion of Preferred Shares) representing 1% or more of the Company’s outstanding Ordinary Shares, including for this purpose any Ordinary Shares issuable pursuant to then exercisable or convertible securities.

4. Effect of Change in Company’s Capital Structure. If, from time to time, the Company pays a share dividend or effects a share split or other change in the character, amount or par value of any of the outstanding securities of the Company, then in such event any and all new, substituted or additional securities to which an Ordinary Shareholder is entitled by reason of such Ordinary Shareholder’s ownership of Equity Securities shall be immediately subject to the rights and obligations set forth in this Agreement with the same force and effect as the share subject to such rights immediately before such event.

5. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The occurrence of the events set forth in subsections (i) through (iv) above shall constitute “Delivery” of notice. All communications shall be sent to the respective Parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 6).

6. Further Instruments and Actions. The Parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each Ordinary Shareholder agrees to cooperate affirmatively with the Company and the Holders, and to the extent reasonably requested by the Company or the Holders, to enforce rights and obligations pursuant hereto.

7. Term. This Agreement shall terminate and be of no further force or effect upon the consummation of a Qualified Public Offering or an Initial Public Offering, whichever occurs first.

8. Entire Agreement. This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes all other agreements between or among any of the Parties with respect to the subject matter hereof. This Agreement shall be interpreted under the laws of the State of New York without reference to New York conflicts of law provisions.

9. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) Ordinary Shareholders holding a majority of the Ordinary Shares of the Company then held by the Ordinary Shareholders who are then employed by the Company and (iii) Holders holding a majority of the Ordinary Shares issuable or issued upon conversion of the Preferred Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Ordinary Shareholder and all Holders and their respective successors and assigns.

10. Severability. If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11. Attorney’s Fees. In the event that any dispute among the Parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

12. Aggregation of Securities. For the purposes of determining the availability of any rights under this Agreement, the holdings of any transferee and assignee of an individual or a partnership who is a spouse, ancestor, lineal descendant or sibling of such individual or partners or retired partners of such partnership or affiliates of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Ordinary Shares by gift, will or intestate succession) shall be aggregated together with the individual or partnership, as the case may be, for the purpose of exercising any rights or taking any action under this Agreement.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Arbitration. Any controversy between the Company, the Ordinary Shareholders and the Investors involving any claim arising out of or relating to this Agreement will be submitted to and be settled by final and binding arbitration in the City and State of New York, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by one arbitrator chosen by the Company, the Ordinary Shareholders and the Investors within twenty (20) days of any party sending written notice to the other Parties of initiation of arbitration, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator shall be required to provide in writing to the Parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The arbitrator shall not award punitive, exemplary, multiple or consequential damages. In the absence of fraud, any decision and award rendered by the arbitrator shall be final and binding on all Parties, shall not be subject to appeal except as provided by law and may be entered and enforced in any court having jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated First Refusal and Co-Sale Agreement as of the date first written above.

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

	By:	/s/ Xiaogong Jia
	Name:	Xiaogong Jia
	Title:	Director

Address:	P.O. Box 957, Offshore Incorporations centre, Road Town, Tortola, British Virgin Islands

SIGNATURE PAGE TO LONGTOP FINANCIAL TECHNOLOGIES LIMITED

AMENDED AND RESTATED FIRST REFUSAL AND CO-SALE AGREEMENT

ORDINARY SHAREHOLDERS:

WELL ACTIVE INTERNATIONAL LIMITED

	By:	/s/ Weizhou Lian
	Name:	Weizhou Lian
	Title:	Director

Address:	P.O. Box 3444, Road Town, Tortola, British Virgin Islands

BLOOMWELL INTERNATIONAL LIMITED (BVI)

	By:	/s/ Xiaogong Jia
	Name:	Xiaogong Jia
	Title:	Director

Address:	OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands

SIGNATURE PAGE TO LONGTOP FINANCIAL TECHNOLOGIES LIMITED

AMENDED AND RESTATED FIRST REFUSAL AND CO-SALE AGREEMENT

CONCENTRA HOLDINGS LIMITED (BVI)

	By:	/s/ Weizhou Lian
	Name:	Weizhou Lian
	Title:	Director

Address:	OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands

SIGNATURE PAGE TO LONGTOP FINANCIAL TECHNOLOGIES LIMITED

AMENDED AND RESTATED FIRST REFUSAL AND CO-SALE AGREEMENT

INVESTORS:

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS III, L.P.

By:	Tiger Global PIP Performance III, L.P.
its General Partner

By:	Tiger Global PIP Management III, Ltd.
its General Partner

By:	/s/ Scott Shleifer
Name:	Scott Shleifer
Title:	Managing Director

Address:	101 Park Avenue, 48th Floor
New York, NY 10178

SIGNATURE PAGE TO LONGTOP FINANCIAL TECHNOLOGIES LIMITED

AMENDED AND RESTATED FIRST REFUSAL AND CO-SALE AGREEMENT

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS IV, L.P.

By:	Tiger Global PIP Performance IV, L.P.
its General Partner

By:	Tiger Global PIP Management IV, Ltd.
its General Partner

By:	/s/ Scott Shleifer
Name:	Scott Shleifer
Title:	Managing Director

Address:	101 Park Avenue, 48th Floor New York, NY 10178

SIGNATURE PAGE TO LONGTOP FINANCIAL TECHNOLOGIES LIMITED

AMENDED AND RESTATED FIRST REFUSAL AND CO-SALE AGREEMENT

/s/ Scott Shleifer
Scott Shleifer

Address:	101 Park Avenue, 48th Floor
New York, NY 10178

/s/ Feroz Dewan
Feroz Dewan

Address:	101 Park Avenue, 48th Floor
New York, NY 10178

/s/ Lee Fixel
Lee Fixel

Address:	101 Park Avenue, 48th Floor
New York, NY 10178

SIGNATURE PAGE TO LONGTOP FINANCIAL TECHNOLOGIES LIMITED

AMENDED AND RESTATED FIRST REFUSAL AND CO-SALE AGREEMENT

CATHAY IT FINANCIAL SERVICES LIMITED

	By:	/s/ Hermann Leung
	Name:	Hermann Leung
	Title:	Director

Address:	14/F, St. John’s Building, 33 Garden Road, Hong Kong

SIGNATURE PAGE TO LONGTOP FINANCIAL TECHNOLOGIES LIMITED

AMENDED AND RESTATED FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT A

Schedule of Ordinary Shareholders

Well Active International Limited

Bloomwell International Limited (BVI)

Concentra Holdings Limited (BVI)

E-1

EXHIBIT B

Schedule of Investors

Tiger Global Private Investment Partners III, L.P.

Tiger Global Private Investment Partners IV, L.P.

Scott Shleifer

Feroz Dewan

Lee Fixel

Cathy IT Financial Services Limited

E-2